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                                                                    EXHIBIT 99.1


                             THE UNIMARK GROUP, INC.
                                                                    NEWS RELEASE

                              FOR IMMEDIATE RELEASE

               THE UNIMARK GROUP, INC. ANNOUNCES DIRECTOR CHANGES

Bartonville, TX June 17, 2002 - The UniMark Group, Inc. (Pink Sheets: "UNMG.PK") announced today changes in its Board of Directors. At a meeting of the Company's Board of Directors, held on June 12, 2003, the Board accepted the resignation of Emilio Castillo Olea, who resigned for personal reasons, and unanimously approved the appointment of Manuel Morales Camporredondo to the Board to fill the newly-created vacancy.

Since August 2000, Mr. Morales has served as Managing Director of Promecap, S.C., a financial advisory firm for Mexico Strategic Investment Fund Ltd., an affiliate of the Company's largest shareholder, M & M Nominee, LLC. Presently, M & M Nominee owns 13,149,274 shares of UniMark's common stock accounting for 62.5% of all issued and outstanding shares. From 1994 until July 2000, Mr. Morales served as General Manager of Industrias Voit S.A. de C.V., a manufacture of sporting goods based in Mexico City. Since 1994, Mr. Morales has served as a member of the Board of Directors of Voit. Since 1982, Mr. Morales has served as President of Tesitura S.A. de C.V., a textile manufacture of household products, located in Mexico City. Mr. Morales received his undergraduate degree in business administration from Universidad IberoAmericana in 1974 and his Masters in Business Administration from Instituto Panamericano de Alta Direccion de Empresas, or IPADE (Mexico City), in 1977.

ABOUT THE UNIMARK GROUP, INC.

The UniMark Group, Inc. is a vertically integrated citrus and tropical fruit growing and processing company supplying major branded food companies in the United States and selected countries worldwide, with substantially all its operations in Mexico.

Further information about UniMark may also be obtained from a number of sources via the Internet. Government filings may be accessed through www.freeedgar.com or www.sec.gov and at http://finance.yahoo.com.

COMPANY CONTACT:              Gustavo Fernandez Cardenas, President and CEO or,
                              David E. Ziegler, CFO/Investor Relations
                              817-491-2992


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